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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Yahoo! Inc. of our report dated January 8, 1999, except as to the stock split described in Note 1 and Note 10, which are as of February 8, 1999, appearing on page 39 of Yahoo! Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the references to us under the headings "Experts" and "Selected Historical Consolidated Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Historical Consolidated Financial Data."

PricewaterhouseCoopers LLP

San Jose, California
April 25, 1999